Lithia Motors Reports Adjusted EPS of $1.39 for First Quarter 2015; Revenues Increase 66%

Lithia Increases Dividend to $0.20 per Share for First Quarter

MEDFORD, OR -- (Marketwired - April 22, 2015) - Lithia Motors, Inc. (NYSE: LAD) reported the highest first quarter adjusted net income in Company history and increased adjusted net income from continuing operations 36% for the first quarter of 2015 over the prior year period.

2015 first quarter adjusted net income from continuing operations was $36.9 million, or $1.39 per diluted share. This compares to 2014 first quarter adjusted net income from continuing operations of $27.1 million, or $1.03 per diluted share.

Unadjusted net income from continuing operations for the first quarter of 2015 was $40.7 million, or $1.53 per diluted share, compared to $24.7 million, or $0.94 per diluted share, for the first quarter of 2014. As shown in the attached non-GAAP reconciliation tables, the 2015 first quarter per share adjusted results from continuing operations exclude a $0.09 benefit related to the gain on the sale of a store and a $0.05 benefit related to an equity investment. The 2014 first quarter per share adjusted results from continuing operations exclude a $0.09 expense related to an adjustment to a reserve associated with a lawsuit filed in 2006 and settled in 2013, a loss for a hailstorm in Texas and a reserve for a contract assumed in an acquisition.

First quarter 2015 revenue from continuing operations increased $711 million, or 66%, to $1.8 billion from $1.1 billion for the first quarter of 2014.

First Quarter-over-Quarter Operating Highlights:

  Total same store sales increased 11%
  New vehicle same store sales increased 11%
  Used vehicle retail same store sales increased 11%
  Service, body and parts same store sales increased 11%
  Same store F&I per unit increased $52 to $1,233
  Adjusted SG&A expense as a percentage of gross profit was 71.3%

"We delivered the best first quarter earnings in our Company's history, and the second best quarterly earnings ever," said Bryan DeBoer, President and CEO. "For the fourth consecutive quarter, we achieved double digit growth in same store sales in all business lines. On a continuing operations basis, we grew revenue 66% and adjusted net income 36% over the first quarter of 2014. We remain focused on capturing additional market share, improving existing store results, the continued success, integration and growth of DCH and actively seeking accretive acquisitions."

Chris Holzshu, SVP and CFO, said, "SG&A as a percentage of gross profit was 71.3% in the first quarter of 2015, slightly higher than the prior year due to the effect of the DCH acquisition, but better than our projection. We target improving SG&A as a percentage of gross profit as we integrate the 36 stores added in 2014. In the first quarter, incremental throughput, or the percentage of additional same store gross profit dollars that we retain after deducting incremental selling costs, was 45.1%. Our stores remain focused on maintaining incremental throughput of 45% to 50%, which will continue to lever our SG&A expense going forward."

Corporate Development
As previously announced, in January 2015, we opened Subaru of Clearlake, Texas. The store is a new franchise we were awarded from Subaru, which we estimate will contribute approximately $45 million in annual revenues.

Bryan DeBoer, President and CEO, stated, "The acquisition market is robust and we anticipate continued activity as independent dealers seek attractive exit strategies. We remain focused on pursuing accretive acquisitions and will continue to add locations to our portfolio in the future."

Balance Sheet Update
We ended the first quarter with $21 million in cash and $50 million in available credit from our credit facilities. Additionally, approximately $155 million of our operating real estate is currently unfinanced, which could provide an estimated additional $116 million in available liquidity, for total potential liquidity of $187 million.

Dividend Payment
Our Board of Directors has approved a 25% increase in our quarterly dividend to $0.20 per share related to first quarter 2015 financial results. We will pay the dividend May 29, 2015 to shareholders of record on May 15, 2015.

2015 Outlook
We project 2015 second quarter earnings of $1.55 to $1.59 per diluted share and 2015 full year earnings of $6.20 to $6.30 per diluted share. Both projections are based on the following annual assumptions:

Continuing Operations Projections

  Total revenues of $7.5 to $7.7 billion
  New vehicle sales increasing 43.5%
  New vehicle gross margin of 5.9% to 6.1%
  Used vehicle sales increasing 36.5%
  Used vehicle gross margin of 12.6% to 12.8%
  Service body and parts sales increasing 40.5%
  Service body and parts gross margin of 48.8% to 49.0%
  Finance and insurance gross profit of $1,180 per unit
  Tax rate of 40.0%
  Average diluted shares outstanding of 26.5 million
  Full year capital expenditures are $100 million

Same Store Projections

  Total revenues of $5.2 to $5.4 billion
  New vehicle same store sales increasing 7.0%
  Used vehicle same store sales increasing 10.5%
  Service body and parts same store sales increasing 8.5%
  Finance and insurance gross profit of $1,200 per unit

These projections exclude the impact of future acquisitions, dispositions and non-core items. Actual results may be affected by items described under Forward-Looking Statements below.

First Quarter Earnings Conference Call and Updated Presentation
The first quarter conference call may be accessed at 10:00 a.m. ET today by telephone at 877-407-8029. An updated presentation highlighting the first quarter results has been added to www.lithiainvestorrelations.com.

To listen live on our website or for replay, visit www.lithiainvestorrelations.com and click on webcasts.

About Lithia
Lithia Motors, Inc. is one of the largest automotive retailers in the United States. Lithia sells 30 brands of new vehicles and all brands of used vehicles at 130 stores in 14 states. Lithia also arranges finance, warranty, and credit insurance contracts; and provides vehicle parts, maintenance, and repair services at all of its locations.

Sites
www.lithia.com
www.lithiainvestorrelations.com
www.lithiacareers.com

Lithia Motors on Facebook
http://www.facebook.com/LithiaMotors

Lithia Motors on Twitter
http://twitter.com/lithiamotors

Forward-Looking Statements
This press release includes "forward-looking statements" within the meaning of the "Safe-Harbor" provisions of the Private Securities Litigation Reform Act of 1995. Forward looking statements include statements regarding our goals, plans, projections and guidance regarding our financial position, results of operations, market position, pending and potential future acquisitions and business strategy, and often contain words such as "project," "outlook," "expect," "anticipate," "intend," "plan," "believe," "estimate," "may," "seek," "would," "should," "likely," "goal," "strategy," "future," "maintain," "continue," "remain," "target" or "will" and similar references to future periods. Examples of forward-looking statements in this press release include, among others, statements regarding:

  Future market conditions;
  Expected operating results, such as improved store performance; maintaining incremental throughput between 45% and 50%; continued improvement of SG&A as a percentage of gross profit; generating second quarter earnings per share of $1.58 to 1.62 per diluted share and 2015 full year earnings of $6.20 to $6.30 per diluted share; and all projections set forth under the headings "2015 Outlook," "Continuing Operations Projections" and "Same Store Projections";
  The increase in our annual revenues that we estimate will result from the dealership that we opened as set forth under the heading "Corporate Development";
  Anticipated continued success, integration and growth of DCH;
  Anticipated ability to capture additional market share; ability to find accretive acquisitions; and additions of dealership locations to the company's portfolio in the future;
  Anticipated availability of liquidity from our unfinanced operating real estate; and
  Anticipated levels of capital expenditures in the future.

By their nature, forward-looking statements involve risks and uncertainties because they relate to events that depend on circumstances that may or may not occur in the future. Forward-looking statements are not guarantees of future performance, and our actual results of operations, financial condition and liquidity and development of the industry in which we operate may differ materially from those made in or suggested by the forward-looking statements in this press release. The risks and uncertainties that could cause actual results to differ materially from estimated or projected results include, without limitation, future economic and financial conditions (both nationally and locally), changes in customer demand, our relationship with, and the financial and operational stability of, vehicle manufacturers and other suppliers, risks associated with our indebtedness (including available borrowing capacity, compliance with financial covenants and ability to refinance or repay indebtedness on favorable terms), government regulations, legislation and others set forth throughout Part II, Item 7. Management's Discussion and Analysis of Financial Condition and Results of Operations and in Part I, Item 1A. Risk Factors of our most recent Annual Report on Form 10-K, and from time to time in our other filings with the SEC. We urge you to carefully consider this information and not place undue reliance on forward-looking statements. We undertake no duty to update our forward-looking statements, including our earnings outlook, which are made as of the date of this release.

Non-GAAP Financial Measures
This press release and the attached financial tables contain non-GAAP financial measures such as adjusted net income and diluted earnings per share from continuing operations, adjusted SG&A as a percentage of revenues and gross profit, adjusted operating margin, adjusted operating profit as a percentage of gross profit, and adjusted pre-tax margin. Non-GAAP measures do not have definitions under GAAP and may be defined differently by and not comparable to similarly titled measures used by other companies. As a result, we review any non-GAAP financial measures in connection with a review of the most directly comparable measures calculated in accordance with GAAP. We caution you not to place undue reliance on such non-GAAP measures, but also to consider them with the most directly comparable GAAP measures. We present cash flows from operations in the attached tables, adjusted to include the change in non-trade floor plan debt to improve the visibility of cash flows related to vehicle financing. As required by SEC rules, we have reconciled these measures to the most directly comparable GAAP measures in the attachments to this release. We believe the non-GAAP financial measures we present improve the transparency of our disclosures; provide a meaningful presentation of our results from core business operations, because they exclude items not related to core business operations and other non-cash items; and improve the period-to-period comparability of our results from core business operations. These presentations should not be considered an alternative to GAAP measures.

Lithia Motors, Inc.
Consolidated Statements of Operations (Unaudited)
(In thousands except per share data)

                               Three months ended
                                    March 31,                         %
                             ----------------------   Increase    Increase
                                2015        2014     (Decrease)  (Decrease)
                             ----------  ----------  ----------  ----------
Revenues:
New vehicle retail           $1,007,816  $  579,522  $  428,294        74.0%
Used vehicle retail             462,931     301,893     161,038        53.3
Used vehicle wholesale           62,208      42,693      19,515        45.7
Finance and insurance            64,604      39,631      24,973        63.0
Service, body and parts         173,475     104,617      68,858        65.8
Fleet and other                  18,144       9,750       8,394        86.1
                             ----------  ----------  ----------  ----------
  Total revenues              1,789,178   1,078,106     711,072        66.0
Cost of sales:
New vehicle retail              946,042     540,498     405,544        75.0
Used vehicle retail             403,489     261,097     142,392        54.5
Used vehicle wholesale           60,047      41,362      18,685        45.2
Service, body and parts          89,036      53,785      35,251        65.5
Fleet and other                  17,189       9,303       7,886        84.8
                             ----------  ----------  ----------  ----------
  Total cost of sales         1,515,803     906,045     609,758        67.3
                             ----------  ----------  ----------  ----------
Gross profit                    273,375     172,061     101,314        58.9
Asset impairments                 4,130           -           -          NM
SG&A expense                    191,618     121,829      69,789        57.3
Depreciation and
 amortization                     9,726       5,507       4,219        76.6
                             ----------  ----------  ----------  ----------
Income from operations           67,901      44,725      23,176        51.8
Floor plan interest expense      (4,649)     (2,984)       1665        55.8
Other interest expense           (4,828)     (1,974)     (2,854)      144.6
Other income (expense), net        (368)        937      (1,305)         NM
                             ----------  ----------  ----------  ----------
Income from continuing
 operations before income
 taxes                           58,056      40,704      17,352        42.6
Income tax expense              (17,403)    (16,010)      1,393         8.7
Income tax rate                    30.0%       39.3%
                             ----------  ----------  ----------  ----------
Income from continuing
 operations                  $   40,653  $   24,694  $   15,959        64.6%
Income from discontinued
 operations, net of tax               -          40         (40)         NM
Net income                   $   40,653  $   24,734  $   15,919        64.4%
                             ----------  ----------  ----------  ----------

Diluted net income per
 share:
Continuing operations        $     1.53  $     0.94  $     0.59        62.8%
Discontinued operations               -           -           -           -
                             ----------  ----------  ----------  ----------
Net income per share         $     1.53  $     0.94  $     0.59        62.8%
                             ==========  ==========  ==========  ==========

Diluted shares outstanding       26,519      26,320         199         0.8%

NM - Not meaningful

Lithia Motors, Inc.
Key Performance Metrics (Unaudited)

                             Three months ended
                                  March 31,                           %
                          ------------------------    Increase    Increase
                              2015         2014      (Decrease)  (Decrease)
                          -----------  -----------  -----------  ----------
Gross margin
New vehicle retail                6.1%         6.7%    (60) bps
Used vehicle retail              12.8         13.5     (70) bps
Used vehicle wholesale            3.5          3.1       40 bps
Finance and insurance           100.0        100.0        - bps
Service, body and parts          48.7         48.6       10 bps
Fleet and other                   5.3          4.6       70 bps
Gross profit margin              15.3         16.0     (70) bps

Unit sales
New vehicle retail             30,623       17,274       13,349        77.3%
Used vehicle retail            24,204       16,316        7,888        48.3
Total retail units sold        54,827       33,590       21,237        63.2
Used vehicle wholesale          9,144        5,853        3,291        56.2

Average selling price
New vehicle retail             32,910       33,549         (639)      (1.9)%
Used vehicle retail            19,126       18,503          623         3.4
Used vehicle wholesale          6,803        7,294         (491)       (6.7)

Average gross profit per
 unit
New vehicle retail        $     2,017  $     2,259  $      (242)     (10.7)%
Used vehicle retail             2,456        2,500          (44)       (1.8)
Used vehicle wholesale            236          227            9         4.0
Finance and insurance           1,178        1,180           (2)       (0.2)
Total vehicle(1)                3,429        3,596         (167)       (4.6)

Revenue mix
New vehicle retail               56.3%        53.8%
Used vehicle retail              25.9         28.0
Used vehicle wholesale            3.5          3.9
Finance and insurance,
 net                              3.6          3.7
Service, body and parts           9.7          9.7
Fleet and other                   1.0          0.9

                                             Adjusted         As reported
                                         ----------------  ----------------
                                           Three months      Three months
                                               ended             ended
                                             March 31,         March 31,
                                         ----------------  ----------------
Other metrics                              2015     2014     2015     2014
                                         -------  -------  -------  -------
SG&A as a % of revenue                      10.9%    10.9%    10.7%    11.3%
SG&A as a % of gross profit                 71.3     68.5     70.1     70.8
Operating profit as a % of revenue           3.8      4.5      3.8      4.1
Operating profit as a % of gross profit     25.1     28.3     24.8     26.0
Pretax margin                                3.4      4.1      3.2      3.8
Net profit margin                            2.1      2.5      2.3      2.3

 (1) - includes the sales and gross profit related to new, used retail, used wholesale and finance and insurance and unit sales for new and used retail

Lithia Motors, Inc.
Same Store Operating Highlights (Unaudited)

                                 Three months ended
                                     March 31,                        %
                               ---------------------  Increase    Increase
                                  2015       2014    (Decrease)  (Decrease)
                               ---------- ---------- ----------  ----------
Revenues
New vehicle retail             $  639,501 $  574,540 $   64,961        11.3%
Used vehicle retail               333,300    300,115     33,185        11.1
Used vehicle wholesale             45,055     42,649      2,406         5.6
Finance and insurance              44,136     39,355      4,781        12.1
Service, body and parts           115,325    104,000     11,325        10.9
Fleet and other                    12,302      9,750      2,552        26.2
                               ---------- ---------- ----------
Total revenues                 $1,189,619 $1,070,409 $  119,210        11.1

Gross profit
New vehicle retail             $   40,245 $   38,638 $    1,607         4.2%
Used vehicle retail                44,847     40,583      4,264        10.5
Used vehicle wholesale              1,687      1,334        353        26.5
Finance and insurance              44,136     39,355      4,781        12.1
Service, body and parts            55,844     50,514      5,330        10.6
Fleet and other                       777        447        330        73.8
                               ---------- ---------- ----------
Total gross profit             $  187,536 $  170,871 $   16,665         9.8

Gross margin
                                                         % (40)
New vehicle retail                    6.3% 6.7        bps
Used vehicle retail                  13.5       13.5      - bps
Used vehicle wholesale                3.7        3.1     60 bps
Finance and insurance               100.0      100.0      - bps
Service, body and parts              48.4       48.6   (20) bps
Fleet and other                       6.3        4.6    170 bps
Gross profit margin                  15.8       16.0   (20) bps

Unit sales
New vehicle retail                 18,567     17,109      1,458         8.5%
Used vehicle retail                17,237     16,204      1,033         6.4
Total retail units sold            35,804     33,313      2,491         7.5
Used vehicle wholesale              5,986      5,848        138         2.4

Average selling price
New vehicle retail             $   34,443 $   33,581 $      862         2.6%
Used vehicle retail                19,336     18,521        815         4.4
Used vehicle wholesale              7,549      7,293        256         3.5

Average gross profit per unit
New vehicle retail             $    2,168 $    2,258 $      (90)      (4.0)%
Used vehicle retail                 2,602      2,505         97         3.9
Used vehicle wholesale                283        228         55        24.1
Finance and insurance               1,233      1,181         52         4.4
Total vehicle(1)                    3,656      3,599         57         1.6

(1) - includes the sales and gross profit related to new, used retail, used wholesale and finance and insurance and unit sales for new and used retail

Lithia Motors, Inc.
Segment Operating Highlights (Unaudited)

                             Three months ended
                                  March 31,                           %
                          ------------------------    Increase    Increase
                              2015         2014      (Decrease)  (Decrease)
                          -----------  -----------  -----------  ----------
Revenues
Domestic                  $   691,404  $   568,930  $   122,474        21.5%
Import                        758,638      351,061      407,577       116.1
Luxury                        336,922      158,611      178,311       112.4
                          -----------  -----------  -----------
Total segment revenues    $ 1,786,964  $ 1,078,602  $   708,362        65.7
Corporate and other             2,214         (496)       2,710       546.4
                          -----------  -----------  -----------
Total revenues            $ 1,789,178  $ 1,078,106  $   711,072        66.0

Segment Income(1)
Domestic                  $    27,129  $    22,421  $     4,708        21.0%
Import                         16,100        9,265        6,835        73.8
Luxury                          5,899        2,185        3,714       170.0
                          -----------  -----------  -----------
Total segment income      $    49,128       33,871       15,257        45.0
Corporate and other             8,928        6,833        2,095        30.7
                          -----------  -----------  -----------
Income from continuing
 operations before income
 taxes                    $    58,056  $    40,704  $    17,352        42.6

(1) Segment income is defined as operating income less floor plan interest expense

Retail New Vehicle Unit
 Sales
Domestic                       10,043        8,634        1,409        16.3%
Import                         16,774        7,139        9,635       135.0
Luxury                          3,865        1,595        2,270       142.3
                          -----------  -----------  -----------
Total                          30,682       17,368       13,314        76.7
Allocated to management           (59)         (94)         (35)      (37.2)
                          -----------  -----------  -----------
Total retail new vehicle
 unit sales                    30,623       17,274       13,349        77.3

Lithia Motors, Inc.
Other Highlights (Unaudited)

                                                       As of
                                        March 31,  December 31,   March 31,
                                      ------------ ------------ ------------
                                          2015         2014         2014
                                      ------------ ------------ ------------
Days Supply(1)
New vehicle inventory                           62           62           69
Used vehicle inventory                          49           53           46

(1) Days supply calculated based on current inventory levels, excluding in-
transit vehicles, and a 30-day historical cost of sales level.

Financial covenants
                                    Requirement         As of March 31, 2014
                            --------------------------- --------------------
Current ratio                   Not less than 1.10 to 1            1.21 to 1
Fixed charge coverage ratio     Not less than 1.20 to 1            3.15 to 1
Leverage ratio                  Not more than 5.00 to 1            2.19 to 1
Funded debt restriction      Not more than $600 million       $417.4 million

Lithia Motors, Inc.
Other Highlights (Unaudited)

                                                  Three months ended
                                                       March 31,
                                           --------------------------------
                                                 2015             2014
                                           ---------------  ---------------
New vehicle unit sales brand mix
Honda, Acura                                          21.9%             7.8%
Chrysler                                              19.1             29.5
Toyota                                                18.9             13.7
General Motors                                         8.9             14.0
Subaru                                                 7.2              9.8
BMW, MINI                                              5.8              6.0
Ford                                                   4.6              6.0
Nissan                                                 4.0              3.8
Volkswagen, Audi                                       2.8              2.3
Hyundai                                                2.1              3.1
Mercedes                                               1.6              2.3
Kia                                                    1.3              0.9
Lexus                                                  1.2                -
Other                                                  0.6              0.8

                                                  Three months ended
                                                       March 31,
                                           --------------------------------
                                                 2015             2014
                                           ---------------  ---------------
Revenue geographic mix
California                                            22.2%            13.3%
Oregon                                                16.8             22.2
Texas                                                 15.7             23.9
New Jersey                                            13.7                -
Montana                                                5.8              8.3
Washington                                             5.1              7.3
Alaska                                                 5.1              6.7
Nevada                                                 3.2              4.8
Idaho                                                  3.1              4.7
Iowa                                                   2.8              4.3
New York                                               2.7                -
North Dakota                                           1.5              2.2
Hawaii                                                 1.4              0.7
New Mexico                                             0.9              1.6

                                                 As of April 22, 2015
                                           --------------------------------
Current store count mix                      # of stores       % of total
                                           ---------------  ---------------
Chrysler, Fiat                                          25             19.2%
Honda, Acura                                            21             16.2
Toyota, Lexus                                           19             14.6
General Motors                                          16             12.3
BMW, MINI                                               11              8.5
Volkswagen, Audi                                         8              6.2
Nissan                                                   6              4.6
Ford                                                     6              4.6
Subaru                                                   6              4.6
Hyundai                                                  5              3.8
Mercedes                                                 3              2.3
Other                                                    4              3.1

Lithia Motors, Inc.
Consolidated Balance Sheets (Unaudited)
(In thousands)

                                          March 31, 2015  December 31, 2014
                                         ---------------  -----------------
Cash and cash equivalents                $        21,023  $          29,898
Trade receivables, net                           290,638            295,379
Inventories, net                               1,286,614          1,249,659
Other current assets                              32,498             32,010
Assets held for sale                               4,026              8,563
                                         ---------------  -----------------
Total current assets                     $     1,634,799  $       1,615,509

Property and equipment, net                      828,707            816,745
Goodwill                                         199,286            199,375
Franchise value                                  150,856            150,892
Other non-current assets                         110,737             98,411
                                         ---------------  -----------------
Total assets                             $     2,924,385  $       2,880,932
                                         ===============  =================

Floor plan notes payable                 $        42,139  $          41,047
Floor plan notes payable: non trade            1,113,428          1,137,632
Current maturities of long-term debt              40,543             31,912
Trade payables                                    76,517             70,853
Accrued liabilities                              154,786            153,661
Deferred income taxes                              3,140              2,603
Liabilities related to assets held for
 sale                                              2,688              4,892
                                         ---------------  -----------------
Total current liabilities                $     1,433,241  $       1,442,600

Long-term debt                                   621,890            609,066
Deferred revenue                                  56,849             54,403
Deferred income taxes                             41,474             42,795
Other long-term liabilities                       63,094             58,963
                                         ---------------  -----------------
Total liabilities                        $     2,216,548  $       2,207,827
                                         ---------------  -----------------

Class A common stock                             272,625            276,058
Class B common stock                                 319                319
Additional paid-in capital                        31,364             29,775
Accumulated other comprehensive loss                (787)              (926)
Retained earnings                                404,316            367,879
                                         ---------------  -----------------
Total liabilities & stockholders' equity $     2,924,385  $       2,880,932
                                         ===============  =================

Lithia Motors, Inc.
Summarized Cash Flow from Operations (Unaudited)
(In thousands)

                                                       Three months ended
                                                            March 31,
                                                     ----------------------
                                                        2015        2014
                                                     ----------  ----------
Net income                                           $   40,653  $   24,734

Adjustments to reconcile net income to net cash
 provided by (used in) operating activities:
Asset impairment                                          4,130           -
Depreciation and amortization                             9,726       5,507
Stock-based compensation                                  2,727       1,538
Loss on disposal of assets                                    8          20
Gain on sale of franchise                                (3,349)          -
Deferred income taxes                                     3,863       1,866
Excess tax benefit from share-based payment
 arrangements                                            (4,733)     (5,846)
(Increase) decrease:
  Trade receivables, net                                  7,569     (12,259)
  Inventories                                           (39,460)    (56,748)
  Other assets                                           (2,078)     (2,290)
Increase (decrease):
  Floor plan notes payable, net                           1,092       1,675
  Trade payables                                          6,799       1,774
  Accrued liabilities                                     4,444      12,521
  Other long-term liabilities and deferred revenue        6,838       5,121
                                                     ----------  ----------
Net cash provided by (used in) operating activities  $   38,229  $  (22,387)
                                                     ==========  ==========

Lithia Motors, Inc.
Reconciliation of Non-GAAP Cash Flow from Operations (Unaudited)
(In thousands)

                                                         Three months ended
                                                              March 31,
                                                         ------------------
Net cash provided by (used in) operating activities        2015      2014
                                                         --------  --------
As reported                                              $ 38,229  $(22,387)
  Floor plan notes payable, non-trade, net                (21,984)   51,783
  Borrowings on floor plan notes payable associated with        -
   acquired inventory                                               (19,525)
                                                         --------  --------
Adjusted                                                 $ 16,245  $  9,871
                                                         ========  ========

Lithia Motors, Inc.
Reconciliation of Certain Non-GAAP Financial Measures (Unaudited)
(In thousands, except for per share data)

                                       Three Months Ended March 31, 2015
                                   ----------------------------------------
                                              Gain on
                                      As      sale of    Equity
                                   reported   stores   Investment  Adjusted
                                   --------  --------  ----------  --------
Asset impairments                  $  4,130  $      -  $   (4,130) $      -
Selling, general and
 administrative                     191,618     3,349           -   194,967

Income from operations               67,901    (3,349)      4,130    68,682

Other income (expense)                 (368)        -       1,732     1,364

Income from continuing operations
 before income taxes               $ 58,056  $ (3,349) $    5,862  $ 60,569
Income tax expense                  (17,403)    1,004      (7,250)  (23,649)
                                   --------  --------  ----------  --------
Net income from continuing
 operations                        $ 40,653  $ (2,345) $   (1,388) $ 36,920
                                   ========  ========  ==========  ========

Diluted earnings per share from
 continuing operations             $   1.53  $  (0.09) $    (0.05) $   1.39
Diluted share count                  26,519

                                              Three Months Ended March 31,
                                                          2014
                                            -------------------------------
                                               As       Reserve
                                            reported  adjustments  Adjusted
                                            --------  -----------  --------
Selling, general and administrative          121,829       (3,931)  117,898

Income from operations                        44,725        3,931    48,656

Income from continuing operations before
 income taxes                               $ 40,704  $     3,931  $ 44,635
Income tax expense                           (16,010)      (1,546)  (17,556)
                                            --------  -----------  --------
Net income from continuing operations       $ 24,694  $     2,385  $ 27,079
                                            ========  ===========  ========

Diluted earnings per share from continuing
 operations                                 $   0.94  $      0.09  $   1.03
Diluted share count                           26,320

Contact:
John North
VP Finance and Chief Accounting Officer
(541) 618-5748